UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2022

SkyWater Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40345	37-1839853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 East 86th Street Bloomington, Minnesota	55425
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 851-5200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	SKYT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 2, 2022, SkyWater Technology, Inc. (the “Company”) entered into an Open Market Sale AgreementSM (the “Sales Agreement”) with Jefferies LLC (the “Agent”), with respect to an at the market offering program under which the Company may, from time to time, offer and sell shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), having an aggregate offering price of up to $100.0 million (the “Shares”), through the Agent. The Shares to be sold under the Sales Agreement, if any, will be issued and sold pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-266981), which was filed with the Securities and Exchange Commission (“SEC”) on August 19, 2022 (the “Registration Statement”) and which was declared effective on September 1, 2022. A prospectus supplement related to the Company’s at the market offering program with the Agent was filed with the SEC on September 2, 2022.

Sales of the Shares, if any, pursuant to the Sales Agreement and under the prospectus supplement and accompanying prospectus may be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended (the “Securities Act”). Each time the Company wishes to issue and sell Shares under the Sales Agreement, it will notify the Agent of the dollar amount of Shares to be issued, the dates on which such sales are requested to be made, and any minimum price below which sales may not be made. Once the Company has so instructed the Agent, unless the Agent declines to accept the terms of such notice, the Agent has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Shares up to the amount specified on such terms. The obligations of the Agent under the Sales Agreement to sell Shares are subject to a number of conditions that the Company must meet.

The Company will pay the Agent a commission equal to 3.00% of the aggregate gross proceeds from each sale of the Shares made through or to the Agent from time to time under the Sales Agreement. Because there is no minimum offering amount required as a condition to close the offering, the actual total public offering amount, commissions and proceeds to the Company, if any, are not determinable at this time. In addition, the Company has agreed to reimburse the Agent for the fees and disbursements of their legal counsel, payable upon execution of the Sales Agreement, in an amount not to exceed $75,000, in addition to certain ongoing disbursements of their legal counsel. The Company has agreed to indemnify the Agent against certain civil liabilities, including liabilities under the Securities Act. The Company has also agreed to contribute to payments the Agent may be required to make in respect of such liabilities.

The Company has no obligation to sell any of the Shares under the Sales Agreement, and the Company or the Agent may suspend sales of the Shares under the Sales Agreement upon proper notice to the other party. The offering of the Shares pursuant to the Sales Agreement will terminate upon the earlier of (i) the sale of the maximum number of Shares to be sold pursuant to the Sales Agreement or (ii) the termination of the Sales Agreement as permitted therein. Either party may terminate the Sales Agreement at any time upon ten trading days’ prior notice.

The Sales Agreement contains customary representations, warranties and covenants for transactions of this type. This description of the Sales Agreement is qualified in its entirety by reference to the full text of the Sales Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein. The legal opinion of Foley & Lardner LLP relating to the legality of the issuance and sale of the Shares is attached as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any Shares or any Common Stock, nor shall there be any offer, solicitation or sale of Shares or Common Stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

5.1	Legal Opinion of Foley & Lardner LLP.

10.1	Open Market Sale AgreementSM between SkyWater Technology, Inc. and Jefferies LLC, dated September 2, 2022.

23.1	Consent of Foley & Lardner LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SkyWater Technology, Inc.

Date: September 2, 2022		/s/ Thomas J. Sonderman
	Name:	Thomas J. Sonderman
	Title:	President and Chief Executive Officer